Exhibit 4.12

BRAND LICENSE AGREEMENT

(Applicable to direct business)

Party A: Beijing RYB Technology Development Co., Ltd.

Unified Social Credit Code: 911101066699005887

Address: Suite 268, No. 1 Building, No. 8 Hangfeng Road, Science City, Fengtai , District, Beijing

Telephone No.: 010-87675611

Contact Person and email: FANG Xin_

Party B:Beijing RYB Children Education Technology Development Co., Ltd.

Unified Social Credit Code : 91110106103016080K

Address: F1-1, 4/F., No. 29 Building, Zone 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Telephone No.: 010-67638809

Contact Person and email: Han Yunzheng

WHEREAS:

A.

Party A is a limited liability company duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as “China”); at the same time, Party A has the ownership or right to use of brand resources such as RYB, Yihang and IvyGreen, etc. (including the trademarks associated, hereinafter referred to as the “RYB and Associated Brands”).

B.	Party B is a limited liability company duly incorporated and validly existing in China; Party B and/or its subsidiaries is/are the organizing or managing party/Parties of kindergartens.
C.	Now Party A has agreed to grant license of RYB and Associated Brands to Party B, while Party B has agreed to accept the such granting of license.

NOW THEREFORE, both Parties have agreed to enter into this Brand License Agreement (hereinafter referred to as “the Agreement”) in accordance with the Civil Code of the People’s Republic of China and relevant laws and administrative rules under the principle of friendliness, equality and mutual benefit.

ARTICLE I THE CONTENT

1.1Party A has agreed to grant to Party B the license to use the RYB and Associated Brands hereunder (including the trademarks associated with such brands) in China as set out in Appendix I hereto, and Party B has agreed to accept the foregoing license-granting. Party B shall use the RYB and Associated Brands to the extent and in the manner set out in Appendix I hereto.

1.2In relation to the contents of the license hereunder, Party A agrees that Party B has the right to sub-license to kindergartens in which Party B and/or its subsidiaries acts/act as the organizing or managing party (including current and future kindergartens in which Party B and/or its subsidiaries acts/act as the organizing or managing party, hereinafter referred to as “Party B’s kindergartens”. See Appendix II for the detailed list of current Party B’s Kindergartens in China).

Party B shall, within the first 5 working days of each billing cycle (as defined below), provide an updated list of Party B’s kindergartens as of the end date of the previous billing cycle (as defined below) to Party A, and undertake not to terminate any organizing or managing relationship with any Party B’s kindergartens without prior consent from Party A’s (for the avoidance of doubt, termination due to government’s policy or regulation adjustments, requirements from competent government authorities or non-Party B-related reasons shall be excepted).

Without Party A’s written permission, Party B shall not sub-license or transfer the licensed content to other third party except for Party B and Party B’s Kindergartens during the licensing period, and Party B shall undertake to ensure that no Party B’s Kindergarten shall sub-license or transfer the licensed content to any other third party.

1.3Party B has the responsibility to safeguard Party A’s legitimate rights and interests on the licensed content. Where any infringement of the RYB and Associated Brands is found, Party B shall immediately inform Party A in writing and actively provide assistance (including but not limited to providing specific factual proofs as well as accepting Party A’s commission and handling related matters, etc.).

ARTICLE II THE TERM

2.1The term of license under this Contract shall be 15 years from the effective date of the Agreement. Prior to the expiration of the term, both Parties shall negotiate no later than 30 days in advance on the extension of the license period in good faith. It is also agreed by both Parties that priority is given to the other Party under equal conditions to reach consensus on the licensing matters in the principle of fair market pricing.

2.2In the course of the term, Party B shall not terminate the Agreement in advance. In the event of early termination on the part of Party B, Party B shall pay Party A a liquidated damage calculated by the standard set forth as below: either Party B’s total payable amount of licence fees for the past 12 months as agreed upon hereunder (average monthly license fee during the performance of the Agreement x 12 months, where the Agreement has been performed less than 12 months by early termination); or RMB 29 million (whichever is higher).

2.3Where the Parties do not renew this Agreement in accordance with Article 2.1 at the expiration of the licensing term, this Agreement shall terminate and shall be deemed to be the termination of the licensing hereunder by Party A. Party B shall immediately urge Party B Kindergartens to stop any activities related to the licensed content and stop using the licensed content, otherwise it shall be deemed as infringement and shall bear the corresponding legal responsibility.

ARTICLE III LICENSE FEE AND PAYMENT

3.1License fee: Both Parties agree that from the effective date of the Agreement, Party B shall pay the license fee to Party A every three calendar months as a billing cycle (hereinafter referred to as the “Billing Cycle”). The license fee for each Billing Cycle hereunder shall be charged at 5.0% of the operating revenue of each Party B’s Kindergarten of that Billing Cycle, subject to the determination by the Parties by consensus in writing after the effective date of the Agreement (but no less than 5.0%). The operating revenue of each Party B’s Kindergarten during such Billing Cycle shall be based on the data entered in such kindergarten’s own ledger, and Party B shall ensure that the data recorded in such ledger is true, accurate and complete.

3.2Payment: The license fees hereof shall be settled and paid once within each Billing Cycle. Within 30 days after the end of a Billing Cycle, Party B shall send to Party A, in writing, a payment notice, while Party A shall confirm, in writing, within 5 days after receiving such written notice. Within 10 working days after both Parties have reached consensus on the aforesaid payment notice as well as Party B has received an invoice issued by Party A agreed upon hereunder, Party B shall pay in full the license fees for the previous Billing Cycle in a lump sum. Where Party B delays payment due to Party A’s failure to issue an invoice in time, Party B shall not be held liable for any breach of agreement.

3.3Details of Party A’s bank account designated for receiving license fees hereunder are specified as follows:

Beneficiary Name: [*****]

Beneficiary Bank Name: [*****]

Beneficiary Account Number: [*****]

Within the license term agreed upon hereunder, Party A shall notify Party B in writing of any changes in the designated bank account in advance.

3.4After reaching an agreement on the payment notice of license fees for the said Billing Cycle, Party A shall issue a legally valid VAT Special Invoice in full amount in a timely manner. Party B’s detailed invoice issuance information is as follows:

Name: [*****]

Taxpayer Identification Number: [*****]

Address: [*****]

Telephone No.: [*****]

Bank name: [*****]

Bank account No.: [*****]

Within the term agreed upon hereunder, Party B shall notify Party A in writing in advance of any change in relation to the invoice issuance information.

ARTICLE IV INTELLECTUAL PROPERTY

4.1The Ownership of Intellectual Property

In relation to the contents of the license hereunder, Party A shall enjoy the ownership of the RYB and Associated Brands (See Appendix I for the list of corresponding trademarks 1-18) or the right to use (See Appendix I for the list of corresponding trademarks No. 19- No.20); besides, (1) Party A’s such ownership is protected by the Trademark Law of the People’s Republic of China and other relevant laws and regulations; (2) the trademarks No. 19- No. 20 listed in Appendix I are owned by Party A’s affiliates and are protected by the Trademark Law of the People’s Republic of China and other relevant laws and regulations. Party A has obtained authorization from its affiliates and has the right to provide sub-license to Party B in accordance with this Agreement.

4.2Undertakings of Intellectual Property

4.2.1In the event that, as a result of Party B’s use of the Licensed Content as agreed here, a third party brings a lawsuit or suit against Party B alleging infringement of the third party’s trademark or other legal rights, Party B shall immediately notify Party A in writing of any such claim. Party B shall not, without Party A’s prior written consent, make any undertaking against or may prejudice Party A in connection with such claim. Party B agrees to provide reasonable assistance to Party A in this regard.

4.2.2Party B shall and Party B shall urge Party B’s Kindergartens to comply with the relevant laws and regulations strictly in day-to-day business activities, and safeguard Party A’s rights and interests fully. When Party B uses any resource of RYB and Associated Brands, it shall keep the format and content of such resource the same as that of the resources provided by Party A.

ARTICAL V REPRESENTATIONS AND WARRANTIES

5.1Party A warrants that it has full rights or full authorization to sign and perform the Agreement, and that its performance of obligations hereunder will not violate Party A’s obligations under any other agreement.

5.2Party B warrants that it has full rights or full authorization to sign and perform the Agreement, and that its performance of obligations hereunder will not violate Party B’s obligations under any other agreement.

5.3In view of the licensed content provided by Party A and the sound cooperation between both Parties, Party B further warrants that within the term of license agreed upon hereunder, except with Party A’s prior written consent, Party B shall neither accept from any third party the same or similar licensed content as or to that hereunder, nor enter into any similar cooperation with any third party on the matters covered hereunder. At the same time, Party B confirms that within the term of license, Party B and/or its subsidiaries have no intention to independently develop any other brand. Where any new development is needed, Party B undertakes to communicate with Party A in advance, and after an agreement being reached between the two Parties, Party A will own the newly-developed brand (including any trademark associated) and license it to Party B with reference to the terms and conditions as agreed herein. In the event that Party A’s brand licensing strategy or licensing plan changes, Party A shall inform Party B in a timely manner, and both Parties will agree on the new brand licensing plan after the above changes by following the principles and cooperation modes agreed herein, subject to the specific agreement to be reached by both Parties.

ARTICLE VI LIMITATION OF LIABILITY AND LIABILITY FOR BREACH OF CONTRACT

6.1Both Parties shall perform their respective contractual obligations hereunder in a friendly and cooperative manner, and neither Party shall unilaterally terminate this Agreement unless otherwise provided by law.

6.2In the event that one Party is in default (the “Defaulting Party”), the Observant Party shall be entitled to compensation from the Defaulting Party for the Observant Party’s direct or indirect losses, while the Defaulting Party shall compensate the Observant Party for all losses, damages, liabilities, costs or expenses thus incurred. Such losses include but are not limited to indemnity payments, court costs, attorneys’ service fees, deposition costs, etc.

6.3Where Party B fails to pay the license fees pursuant to this Contract , Party B must pay Party A a penalty of 3‰ (three thousandths ) of the overdue payment on a daily basis.

6.4Both Parties confirm that Beijing Boshi Yingjia Technology Co., Ltd. and Shanghai Peidi Culture Communication Co., Ltd. (hereinafter collectively referred to as the “Guarantor”) agree to assume joint and several liability for the performance of Party B’s obligations to pay the license fees under Article III of the Contract, so as to ensure the realization of Party A’s creditor’s rights under Article III of this Contract. Party A shall sign a separate guarantee contract with the Guarantors.

ARTICLE VII CONFIDENTIALITY

Both Party A and Party B acknowledge that confidential information constitutes valuable trade secrets, and therefore have agreed to use each other’s confidential information only in strict compliance with the provisions set forth under this Contract. Both Parties has agreed as follows:

7.1Both Parties shall maintain confidentiality of all confidential information and take all necessary precautions (including but not limited to measures taken by both Parties to protect their own confidential information) to prevent unauthorized use or disclosure of such confidential information.

7.2Neither Party shall provide any third party with the confidential information or any information derived therefrom. The confidentiality obligations stipulated hereunder for both Parties shall not be ended by any alteration or termination of this Contract, and shall only be released under the condition that such confidential information becomes public knowledge. Should either Party be required by laws, regulations, regulatory documents, government administrations, regulators or stock exchanges to disclose the confidential information of the other Party or to make any opinions, judgments or recommendations based on such confidential information, the other Party shall agree to relieve the disclosing Party from its confidentiality obligations hereunder to the extent of the aforesaid stipulations or requirements.

7.3Upon termination of this Contract for any reason, the Receiving Party shall either return immediately to the Disclosing Party all the confidential information thereof, or destroy all confidential information and confirm in writing to the Disclosing Party that such destruction has been completed.

ARTICLE VIII FORCE MAJEURE

8.1Where the performance the Agreement is affected by either Party due to unpredictable and unavoidable natural disasters or social events, including but not limited to war, port blockade, civil unrest, as well as severe flood, earthquake, plague and other incident of force majeure as deemed by the laws or court decisions of China, both Parties shall extend the performance of this Contract to the extent of the delay caused by such event of force majeure.

8.2Where either Party hereto fails to perform the Contract due to force majeure, it shall notify the other Party in writing without delay. In the presence of certification from relevant authorities and understanding rendered by the other Party, both Parties may, through consultation and consensus, postpone the performance of this Agreement or alter some terms and conditions hereunder.

ARTICLE IX NOTIFICATION

Any written notice issued by either Party to the other Party pursuant to the Contract shall be addressed to the contact person and at the address agreed upon in the first part of the Contract. Either Party shall notify the other Party of any change in relation to the above information in time. Otherwise the adverse consequences arising therefrom shall be borne by the changing party. Both Parties have agreed that written notices under the Contract may be sent in the form of e-mail.

ARTICLE X ASSIGNMENT OF AGREEMENT

Unless otherwise specified herein regarding sub-licensing or subject to Party A’s prior written consent, Party B shall not assign its rights or obligations hereunder to any third party. In the course of the performance of the Agreement, Party A shall have the right to assign its rights and obligations hereunder to a designated third party upon written notice to Party B.

ARTICLE XI SEVERABILITY OF CONTRACT

Should any provision hereunder become invalid or unenforceable by reason of its inconsistency with relevant laws, such provision shall remain invalid or unenforceable only to the extent that the said laws apply, while the validity of other provisions hereunder shall not be affected. Both Parties shall endeavor, through negotiation in good faith, to revise such provisions to the extent permitted by laws and as close as possible to the original intent to make such provisions legal, valid and enforceable, and the economic effects of such revised and valid provisions shall be as close as possible to that of the said invalid, illegal or unenforceable provisions.

ARTICLE XII ALTERATION AND TERMINATION

12.1Both Parties may, through discussion and upon agreement, alter the terms and conditions of the Agreement, with relevant written document signed by and between both Parties accordingly. The signed amendment to this Agreement or the signed supplementary agreement constitutes an integral part of the Contract, and shall be equally carry the same legal effect as this Contract.

12.2Unless otherwise provided by the law, neither Party A nor Party B shall have the right to unilaterally terminate or end the Agreement.

12.3Where either Party hereto commits a material breach of its obligations stipulated hereunder, the Observant Party may issue to the Defaulting Party a written notice and require it to correct its default behavior within a reasonable period of time.

ARTICLE XIII APPLICABLE LAW AND DISPUTE RESOLUTION

13.1The Agreement shall be governed by Chinese laws, which are applicable to the establishment, validity, interpretation and performance in respect of the Agreement as well as the settlement of disputes thereof.

13.2Any dispute arising from the agreement or relating to the interpretation or execution of the Agreement shall be resolved through friendly discussion or mediation between both Parties. If both Parties fail reaching an agreement, the dispute shall then be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing. The then effective rules of the Committee shall be applied in the arbitration, and the arbitrator’s decision on the dispute shall be final and binding upon both Parties.

ARTICLE XIV MISCELLANEOUS

The Agreement shall establish upon signature by and between both Parties and enter into force on the date of April 30, 2022. The Agreement is made in duplicate, one for each party, and both copies have equal legal effect.

(End of text)

Party A (Seal) : Beijing RYB Technology Development Co., Ltd.	Party B (Seal) : Beijing RYB Children Education Technology Development Co., Ltd.
Authorized Representative (Signature): /s/ SHI Yanlai	Authorized Representative (Signature): /s/ HAN Yunzheng
Telephone No.: 010-87675611	Telephone No.: 010-67638809
Signed on March 1, 2022	Signed on March 1, 2022